UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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INTERNATIONAL BANCSHARES CORPORATION
(Name of Registrant as Specified In Its Charter)

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April 18, 2014

Dear Shareholder:

        Once again, we are preparing for our Annual Shareholders' Meeting on Monday, May 19, 2014, at 5:00 PM. We encourage everyone to arrive no later than 4:30 p.m. to avoid delays. The meeting will be held at the IBC Annex Building at 2416 Jacaman Rd. Laredo, Texas 78041, across from the Laredo Energy Arena.

        In preparation for the meeting, I'm enclosing the Annual Report to Shareholders containing financial statements audited by McGladrey & Pullen, LLP, as well as the formal Notice of Annual Meeting of Shareholders, Proxy Statement and a Proxy Card. The Proxy Card has been provided for the purpose of voting for the election of Directors and other issues to be presented at the meeting. In order to have a quorum at the meeting, I urge you to complete and sign the Proxy Card and return it in the enclosed self-addressed envelope.

        I am very encouraged by the improved results we achieved in 2013, but the conditions are still worrisome because we continue to see negative headwinds with the economy and the regulations. On the positive side, I am pleased to note that the Company exited the TARP Capital Purchase program in 2012 which eliminated dividend payments on the preferred stock and has favorably impacted the return for the common shareholders in 2013. Eliminating this burden has made a positive difference.

	2012	2013
Net Income available to Common Shareholders	$93,473,000	$126,351,000
Total Assets	$11,882,673,000	$12,079,477,000
Return on Your Shareholders' Equity	7.71%	8.95%
Book Value of Each of Your Common Shares	$22.24	$22.24
Basic Earnings per Share—Adjusted for Dividends	$1.39	$1.88

        Since the beginning of the recession in 2008, your management team has been extremely focused on building strength throughout our system. We have been dedicated to improving the quality of our balance sheet, building our capital strength, controlling expenses and maintaining positive earnings. I am happy to report that we have been successful with each of these initiatives. In fact, very few banks can report positive earnings throughout this crisis.

        Your Board of Directors approved on March 20, 2014, a twenty-five cents ($.25) per share cash dividend payable to all holders of common stock, $1.00 par value, of record on April 1, 2014. This dividend represents an increase of 8.7% from the 23 cents previously paid. This cash dividend is enclosed with this mailing or it has been deposited directly to the account you have provided. The Board supports this action because it believes that this cash dividend will add value to your shares and provide an additional incentive to hold the stock of IBC.

        This is my 39th year of service to IBC. It has been a real joy leading a company that has been built around successful people ready to meet all the challenges we face in the industry. I'm looking forward to sharing our success story at the annual meeting, so please make a special effort to attend, but in any event, please return your Proxy Card as soon as possible in order that we may have the necessary votes recorded at the meeting.

        We will have a social time immediately following our business session to provide you an opportunity to visit with your staff and enjoy the evening. Just one last reminder, the time of the meeting has been changed to 5:00 pm and it will be held at the IBC Annex Building on Jacaman Rd. This later hour will provide a more convenient time to visit and enjoy some food and beverages.

Sincerely yours,
Dennis E. Nixon President

Enclosures